Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Old Republic International Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 33-32439, 2-80883, 33-49646, 33-52069, 333-58248, 333-40536, 333-37210, 333-104279, 333-135088, 333-147801 and 333-170090) on Form S-8 and (Nos. 33-29220 and 33-54104) on Form S-3 of Old Republic International Corporation of our report dated February 28, 2011, with respect to the consolidated  balance sheet of Old Republic International Corporation as of December 31, 2010, and the related consolidated statements of income, comprehensive income, preferred stock and common shareholders’ equity and cash flows for the year ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Old Republic International Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2011